Exhibit 10.15

Silicon Valley Bank

Amendment to Loan Documents

Borrower:	Netopia, Inc.

Address:	6001 Shellmound Street, 4th Floor
Emeryville, CA 94608

Date:	as of June 27, 2005 (the “June 2005 Amendment Date”)

THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”).

Silicon and Borrower agree to amend the Loan and Security Agreement between them, dated June 27, 2002 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.) The term “June 2005 Amendment Date: defined above hereby is incorporated into the Loan Agreement.

1. Amended and Restated Schedule. The Schedule to the Loan Agreement, dated June 27, 2002, between Borrower and Silicon (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Schedule”), hereby is amended and restated in its entirety to read as set forth in the Amended and Restated Schedule to Loan and Security Agreement of even date herewith (the “Amended and Restated Schedule”). Accordingly, from and after the date hereof, all references in the Loan Agreement and the other Loan Documents to the “Schedule” or words of like import referring to the Existing Schedule shall mean and refer to the Amended and Restated Schedule (as amended, restated, supplemented, or otherwise modified from time to time from and after the date hereof) instead of the Existing Schedule.

2. Amendments to Loan Agreement.

(a) Modification of Section 4.4 of the Loan Agreement. Section 4.4 of the Loan Agreement, which currently reads as follows:

4.4 Collection of Accounts.

(a)	Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, all Accounts in trust for Silicon, and Borrower shall immediately deposit all such payments and proceeds (including, without limitation, Foreign Accounts Collections (as defined below), in the form received and duly endorsed, into a collateral account maintained with Silicon (the “Cash Collateral Account”); provided, however, that as long as (i) Borrower maintains balances at all times of at least $10,000,000 in unrestricted cash and cash equivalents in accounts maintained at Silicon and (ii) no Default or Event of Default has occurred and is continuing (such clauses (i) and (ii), collectively, the “$10 Million Requirement”), then Borrower shall deposit all such payments and proceeds into Borrower’s operating account maintained at Silicon (or, solely with respect to Foreign Accounts Collections (as defined below), into one or more of (x) Borrower’s operating account maintained at Silicon, (y) Silicon-controlled multi-currency accounts, or (z) any one or more Permitted WFB Deposit Accounts (as defined below). As used herein, the term “Foreign Accounts Collections” means all payments on, and proceeds of, Accounts that are owed by any Account Debtor located outside the United States. As used herein, the term “Permitted WFB Deposit Account” means: (I) on or before August 31, 2004, any Deposit Account of Borrower maintained with Wells Fargo Bank; and (II) thereafter, any Deposit Account of Borrower maintained with Wells Fargo Bank, but solely if such Deposit Accounts is the subject of a control agreement (in form and substance satisfactory to Silicon in its good faith business judgment) in favor of Silicon.

(b)

As long any Revolving Loan remains outstanding, Borrower shall provide Silicon with a transaction report and borrowing base report at least weekly; provided, however, that as long as Borrower complies with the $10 Million Requirement, then Borrower shall provide such transaction reports and borrowing base reports on a monthly basis within fifteen days after the end of each month. If the Borrower is not in compliance with the $10 Million Requirement, then, following receipt by Silicon of the transaction report and borrowing base report from Borrower, the following shall occur: (i) the first $3,000,000 of payments on, and proceeds of, Accounts received after the transaction report will be remitted to Borrower (payments on, and proceeds of, Accounts received in excess of $3,000,000 will be maintained in the Cash Collateral Account); (ii) if there is an Overadvance, Borrower shall immediately pay to Silicon, from its separate funds, the amount of the Overadvance and Silicon is hereby authorized to charge said amount to Borrower’s operating account; and (iii) if the amount in the Borrower’s operating account is not sufficient to pay the Overadvance, after Borrower has paid said amount to Silicon (or Silicon has charged said amount to Borrower’s operating account), Silicon shall apply from the Cash Collateral Account an amount sufficient to repay the remaining portion of the Overadvance and thereafter Silicon will remit any balance in the Cash Collateral Account to the Borrower.

(c)	Notwithstanding the foregoing provisions of this Section 4.4, if at any time the Borrower is not in compliance with the $10MM Requirement and there is more than $3,000,000 in the Cash Collateral Account, Borrower shall either (i) immediately pay to Silicon, from its separate funds, an amount equal to the excess, which shall be applied to the Obligations in such order as Silicon shall determine, or (ii) within one Business Day provide Silicon with a current transaction report and borrowing base and repay to Silicon the amount of any Overadvance. If Borrower does not take either of the actions in clause (i) or (ii) above within said time periods, Silicon may apply from the Cash Collateral Account the amount therein in excess of $3,000,000, to the Obligations in such order as Silicon shall determine.

(d)	Silicon may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other ‘blocked account’ as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment.

, hereby is amended and restated in its entirety to read as follows:

4.4 Collection of Accounts.

(a)	Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, all Accounts in trust for Silicon, and, during Phase II, Borrower shall immediately deposit all such payments and proceeds (including, without limitation, Foreign Accounts Collections (as defined below), in the form received and duly endorsed, into a collateral account maintained with Silicon (the “Cash Collateral Account”).

(b)	Silicon may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other ‘blocked account’ as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment.

(b) Modification of Section 5.4 of the Loan Agreement. The portion of Section 5.4 of the Loan Agreement that currently reads as follows:

At reasonable times, and on at least one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records; provided, however, that, so long as no Event of Default has occurred and is continuing, audits shall be conducted by Silicon no more often than once every 6 months (it being understood that audits taking place at one or more locations of Borrower during substantially the same overall examination period shall constitute but a single audit for purposes of the foregoing proviso).

, hereby is amended and restated in its entirety to read as follows:

At reasonable times, and on at least one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. Without limiting the generality of the foregoing, during Phase II, the first audit following the date that Phase II becomes in effect (or, if no Revolving Loans are outstanding on the date that Phase II becomes in effect, then the first audit following the date on which the first Revolving Loan is made during Phase II) is anticipated to be completed within 30 days following such date, and Silicon shall have the right to conduct subsequent audits at such frequency as Silicon in its good faith business judgment determines (and in any event no less frequent than once every 6 months).

(c) Modification of Section 9.1 of the Loan Agreement. Section 9.1 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

9.1 Interest Computation. In computing interest on the Obligations: (a) all checks and other items of payment (except wire transfers, ACH transfers, and payments in cash) received by Silicon (including proceeds of Accounts and payment of the Obligations in full) shall be deemed applied by Silicon on account of the Obligations: (i) during Phase I, the same Business Day as deemed received by Silicon; and during Phase II, two Business Days after receipt by Silicon of immediately available funds; and (b) wire transfers, ACH transfers, and cash each shall be deemed applied by Silicon on account of the Obligations the same Business Day as deemed received by Silicon). For purposes of the foregoing, any such funds received after 12:00 Noon on any day shall be deemed received on the next Business Day. Silicon shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Silicon in its good faith business judgment, and Silicon may charge Borrower’s loan account for the amount of any item of payment which is returned to Silicon unpaid.

3. Fee. In consideration for Silicon entering into this Amendment and the above-referenced Amended and Restated Schedule, Borrower shall pay Silicon (in lieu of the $50,000 fee due on June 27, 2005 pursuant to the Loan Agreement, absent giving effect to this Amendment) a fee of $35,000 concurrently with the execution and delivery of this Amendment, which fee shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower’s loan account.

4. Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

5. General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

[remainder of page intentionally left blank; signature page follows]

6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same document. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment.

Borrower:		Silicon:

NETOPIA, INC.		SILICON VALLEY BANK

By	/s/ Charles Constanti	By	/s/ Patrick O’ Donnell
	President or Vice President	Title	Vice President and Relationship Manager

By	/s/ David A. Kadish
Secretary or Assistant Secretary